                                         FILED PURSUANT TO RULE NO. 424(b)(5)
                                         REGISTRATION NO. 333-35815 AND 33-80775


PROSPECTUS SUPPLEMENT
(To Prospectus dated October 16, 1997)

$550,000,000
CASE CREDIT CORPORATION
Medium-Term Notes, Series A

Due from 9 Months to 30 Years from Date of Issue

Case Credit Corporation (the "Company") may offer from time to time its Medium-Term Notes, Series A (the "Notes") with an aggregate principal amount of up to $550,000,000, subject to reduction as the result of the sale of other Securities (as defined in the Prospectus) by the Company. The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note or a floating rate set forth in the Note and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note") as described under "Description of Notes."

Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note is payable semi-annually on each April 1 and October 1 and at maturity or upon any earlier redemption or repayment. Interest on each Floating Rate Note will be payable on the dates set forth herein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. See "Description of Notes."

Each Note will be issued in fully registered form and will be represented either by a Global Security registered in the name of a nominee of The Depository Trust Company (the "Depository"), as Depository (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Registered Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfer thereof will be effected through, records maintained by the Depository (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Registered Notes except under certain circumstances described herein. See "Descriptions of Securities-Book Entry Securities" in the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO, OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------
          PRICE TO     AGENTS'             PROCEEDS TO
          PUBLIC(1)    DISCOUNT(2)         COMPANY(1) (3)
--------------------------------------------------------------------
Per Note  100%         .125%-.750%         99.875%-99.250%
--------------------------------------------------------------------
Total     $550,000,000 $687,500-$4,125,000 $549,312,500-$545,875,000
--------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or at a premium will be set forth in the applicable Pricing Supplement.
(2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note unless otherwise indicated in the applicable Pricing Supplement. The Company may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers at varying prices related to the prevailing market prices at the time of resale as determined by such Agent or, if so agreed, at a fixed public offering price. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company, estimated to be $589,000.

The Notes are being offered on a continuing basis by the Company through J.P. Morgan Securities Inc., Chase Securities Inc. and Citicorp Securities, Inc. (individually, an "Agent" and, collectively, the "Agents") each of which has agreed to use its reasonable best efforts to solicit purchases of such Notes. The Company may also sell Notes to any Agent acting as principal for its own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or otherwise, to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company or any Agent may reject any order as a whole or in part.

J.P. MORGAN & CO.
                             CHASE SECURITIES INC.
                                                       CITICORP SECURITIES, INC.

December 8, 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Use of Proceeds............................................................  S-3
Description of Notes.......................................................  S-3
Tax Considerations......................................................... S-13
Supplemental Plan of Distribution.......................................... S-20

                                  PROSPECTUS

Available Information......................................................    2
Documents Incorporated by Reference........................................    2
The Company................................................................    3
Case Corporation...........................................................    4
Relationship with Case Corporation.........................................    4
Use of Proceeds............................................................    5
Ratio of Earnings to Fixed Changes.........................................    5
Description of Securities..................................................    6
Plan of Distribution.......................................................   14
Legal Matters..............................................................   15
Experts....................................................................   15

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Notes to which this Prospectus Supplement relates will be used to fund retail finance programs offered by the Company to end-use customers and dealer rental equipment finance programs offered by the Company to Case Corporation ("Case") dealers and for other corporate purposes, including the repayment of indebtedness. Pending such use, such net proceeds may be used to repay commercial paper issued by the Company, which commercial paper is backed by the Company's $1.2 billion revolving credit facility. On November 30, 1997, indebtedness under commercial paper issued by the Company bore interest at the weighted average rate of 5.87% per annum. Such commercial paper matures at various dates, the latest such date, as of November 30, 1997, being February 20, 1998. As of November 30, 1997, the Company had approximately $849.4 million in commercial paper outstanding. The Company uses commercial paper to finance the purchase of receivables. On November 30, 1997, the Company had no outstanding borrowings under its revolving credit facility. Borrowings under the revolving credit facility are required to be repaid no later than August 23, 2001 and such borrowings are used to purchase receivables and for general corporate purposes. Borrowings under the revolving credit facility bear interest at floating rates based upon certain indices plus any applicable spread. Affiliates of each of J.P. Morgan Securities Inc. ("J.P. Morgan"), Chase Securities Inc. ("Chase Securities") and Citicorp Securities, Inc. ("Citicorp") are lenders under the Company's revolving credit facility and, to the extent the net proceeds to be received by the Company are used to repay borrowings under the revolving credit facility, may receive a portion of such proceeds. See "Supplemental Plan of Distribution."

                             DESCRIPTION OF NOTES

GENERAL

  The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as "Offered Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Prospectus.

  The Notes offered hereby will be unsecured obligations of the Company and constitute a single series for purposes of the Indenture, dated as of October 1, 1997 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The Notes are limited in amount as set forth on the cover page hereof less an amount equal to the aggregate initial public offering price of any other Securities issued from time to time, including any other series of medium-term notes; however, such limit may be increased by the Company if in the future it determines that it may wish to sell additional Notes. For a description of the rights of the holders of Securities under the Indenture, including the Notes, see "Description of Securities" in the Prospectus.

  The Notes will be offered on a continuous basis. Unless previously redeemed, a Note will mature on the date ("Stated Maturity") from 9 months to 30 years from its date of issue that is specified on the face thereof and in the applicable Pricing Supplement or, if such Note is a Floating Rate Note and such specified date is not a Market Day with respect to such Note, the next succeeding Market Day (or, in the case of a LIBOR Note, if such next succeeding Market Day falls in the next calendar month, the next preceding Market Day).

  The Notes will be issuable as either Book-Entry Notes or Certificated Registered Notes (see below). The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the Notes.

  The Notes will be sold in individual issues of Notes having such interest rate or interest rate basis, if any, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate or at a rate determined by reference to the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate, or the CMT Rate, as adjusted by the Spread and/or Spread Multiplier, if any (each such term, as defined below), applicable to such Note. See "Description of Notes--Interest Rate."

  The provisions of Sections 13.2 and 13.3 of the Indenture relating to defeasance and covenant defeasance, described in the Prospectus under "Description of Securities--Defeasance and Covenant Defeasance," are applicable to the Notes.

  Unless so indicated in the applicable Pricing Supplement, the Indenture and Notes do not contain any covenants other than those set forth herein and in the Prospectus. Accordingly, the Company may, subject to such covenants and its other obligations and restrictions, incur additional indebtedness, pay dividends, engage in transactions with stockholders and affiliates, make investments it deems appropriate, create liens, transfer assets among subsidiaries and engage in sales of assets and subsidiary stock. See "Relationship with Case Corporation" in the Prospectus concerning Case's obligation to retain ownership of all of the voting stock of the Company and Case's obligation to make support payments to the Company under certain circumstances.

REDEMPTION

  If a Note is to be redeemable prior to maturity, the Pricing Supplement relating to each Note will indicate that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund, unless otherwise provided in the applicable Pricing Supplement. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee shall deem fair and appropriate.

REPAYMENT AND REPURCHASE

  If a Note is to be repayable prior to maturity at the option of the holder thereof (the "Holder"), the Pricing Supplement relating to the Note will indicate that the Note will be repayable at the option of the Holder on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

  If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

  In order for such Note to be repaid, the Company must receive at the corporate trust office of the Trustee in New York, New York at least 30 days, but not more than 60 days, prior to the specified repayment date, (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a facsimile transmission or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Note, the principal amount of the Note, the amount of the Note to be repaid (which shall not be less than the minimum authorized denomination of such Note), the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Trustee not later than five Business Days after the date of such facsimile transmission or letter. If the procedure described in clause (ii) of the preceding sentence is followed, the Note with such form duly completed must be received by the Trustee by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment, if any, is an authorized denomination. The Trustee will refer all questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment to the Company whose determination of such question will be final and binding.

  Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is a Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of a Discount Note shall be the amount equal to (i) the issue price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the issue price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement) (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, but in no event shall the Amortized Face Amount of a Discount Note exceed its principal amount.

  The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held, resold or surrendered to the Trustee for cancellation.

INTEREST RATE

  Each Note will bear interest from its date of issue or from the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Dates are daily or weekly, from the day following the most recent Regular Record Date) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate basis, as stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Stated Maturity as specified below under "Payment of Principal and Interest."

  Each Note will bear interest at either a fixed rate (a "Fixed Rate Note") or a variable rate determined by reference to the interest rate basis (the "Interest Rate Basis") as specified on the face thereof and in the applicable Pricing Supplement (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier. A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day, and (b) with respect to any LIBOR Note, any such Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation from which the Interest Rate Basis is derived, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, the Trustee will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

  The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate an Interest Rate Basis for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Note will be a Prime Rate Note; (c) LIBOR, in which case such Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Note will be a CD Rate Note; (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note; (g) the CMT Rate, in which case such Note will be a CMT Rate Note; or (h) such other Interest Rate Basis as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify, among other things, the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the Interest Reset Date with respect to such Note.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Payment Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) the interest rate in effect for the ten days immediately prior to the Stated Maturity of a Note will be that in effect on the tenth day preceding such Stated Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note will be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Market Day.

  The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a LIBOR Note (the "LIBOR Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") and for a CMT Rate Note (the "CMT Rate Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will instead be the first Market Day immediately following such auction date.

  All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

  Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error. The "Calculation Date," where applicable, pertaining to any Interest Determination Date is the date by which the applicable interest rate is calculated and is the earlier of (i) the tenth calendar day after such Interest Determination Date, or if any such day is not a Market Day, the next succeeding Market Day and (ii) the Market Day preceding the applicable Interest Payment Date or date of Stated Maturity, as the case may be.

Commercial Paper Rate Notes

  Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

  "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper--Non Financial." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any Successor Publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date, such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                       Money Market Yield = 100 X 360 X D
                                           360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period from the Interest Reset Date to but excluding the day that numerically corresponds to such Interest Reset Date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which such Interest Reset Date falls.

Prime Rate Notes

  Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

  "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth in H.15(519) for the relevant Prime Rate Interest Determination Date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date, the Prime Rate for such Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rate Service (or such other page as may replace the USPRIME1 page on such service for the purpose of displaying prime rates of major United States banks) (the "Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be the arithmetic mean of the rate announced as a prime or base rate for commercial loans quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on each Prime Rate Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than three quotations are provided, the Prime Rate will be determined as the arithmetic mean of the announced prime rates quoted in The City of New York on the relevant Prime Rate Interest Determination Date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Rate Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

LIBOR Notes

  LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

  LIBOR with respect to any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions:

    (i) LIBOR will be, as specified in the applicable LIBOR Note, either (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the specified Index Maturity designated in such LIBOR Note, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in such LIBOR Note, that appears on the Telerate Page 3750, as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page

  3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in such LIBOR Note, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Reset Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as described in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately
  11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the Interest Reset Date and in a Representative Amount; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be the LIBOR in effect on such LIBOR Interest Determination Date.

Treasury Rate Notes

  Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

  "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or, if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the Treasury Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

CD Rate Notes

  CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

  "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in the Composite Quotations under the heading "Certificates of Deposit." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

Federal Funds Rate Notes

  Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

  "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 11:00 A.M., New York City time, on such Federal Funds Interest Determination Date, for the last transaction of not less than $1,000,000 in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

CMT Rate Notes

  CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such CMT Rate Notes and in the applicable Pricing Supplement.

  "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". .
 . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," or any successor caption, under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, specified on the face of such CMT Rate Note, for the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. In the event such rate is no longer displayed on the relevant page, or is not displayed prior to 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index, as published in the relevant H.15(519) or any successor publication. If such rate is no longer published, or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest

Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519) or any successor publication. If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate determined as of such Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service, or any successor service, on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

PAYMENT OF PRINCIPAL AND INTEREST

  Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day, and the "Regular Record Date" with respect to any Fixed Rate Note shall be the March 15 or September 15 immediately preceding the Interest Payment Date.

  Interest will be payable, in the case of Fixed Rate Notes, on April 1 and October 1 of each year. Interest will be payable, in the case of Floating Rate Notes which reset daily or weekly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at the Stated Maturity. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day with respect to such Note, such Interest Payment Date will be the next succeeding Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market Day).

  Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on such Note on any Interest Payment Date, other than interest payable on the date on which principal on any such Note is payable, will include interest accrued to but excluding the day following the immediately preceding Regular Record Date.

  With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Any payment on any Fixed Rate Note due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date. The term "Business Day," as used herein, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  Payment of the principal (and premium, if any) and any interest due with respect to any Note will be paid at the corporate trust office of the Trustee in New York, New York; provided, however, that payment of interest on a Certificated Registered Note shall be paid by draft payable to the holder of record on the Regular Record Date and payment of principal (and premium, if any) and any interest due with respect to such a Note at the Stated Maturity shall be payable only upon surrender of such Note; provided, further, that all payments of principal, premium, if any, and interest on Book-Entry Notes shall be payable as described below under "Book-Entry Notes."

BOOK-ENTRY NOTES

  At the option of the Company, the Company may designate in the Pricing Supplement that the Notes will be issued only as Book-Entry Notes. Upon issuance, all Book-Entry Notes of like tenor and having the same Issue Date may be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository, located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depository or a nominee of the Depository. No Global Security or Global Securities described above may be transferred except as a whole by the Depository for such Global Security or Global Securities to a nominee of the Depository or by a nominee of the Depository to the Depository or to another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. For a description of the Depository and the Depository's book-entry system, see "Description of Securities--Book-Entry Securities" in the Prospectus.

  Book-Entry Notes represented by a Global Security are exchangeable for Certificated Registered Notes, of like tenor and of an equal aggregate principal amount, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor Depository is not appointed by the Company within 90 days, (ii) the Company in its sole discretion determines that such Book-Entry Notes issued in the form of a Global Security shall be exchangeable for Certificated Registered Notes, or (iii) the Depository for such Global Security surrenders such Global Security in exchange in whole or in part for individual Certificated Registered Notes of like tenor and terms in definitive form on such terms as are acceptable to the Company and such Depository. In any such exchange, the Company will execute and the Trustee will authenticate and deliver individual Certificated Registered Notes in definitive registered form in authorized denominations. Upon the exchange of a Global Security for individual Certificated Registered Notes, such Global Security will be canceled by the Trustee. Certificated Registered Notes issued in exchange for a Global Security will be registered in such names and in such authorized denominations as the Depository for such Global Security, pursuant to instructions from its Direct Participants or Indirect Participants or otherwise, shall instruct the Trustee. The Trustee will deliver such Certificated Registered Notes to the persons in whose names such Certificated Registered Notes are so registered.

  Except as provided above, if a Note is designated a Book-Entry Note in the applicable Pricing Supplement, owners of beneficial interests in such Book-Entry Note will not be entitled to receive physical delivery of Certificated Registered Notes in definitive form and no Global Security representing the Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depository or its nominee. Accordingly, each person owning a beneficial interest must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its beneficial interest, to exercise any rights of a holder under the Notes.

CERTIFICATED REGISTERED NOTES

  At the option of the Company, the Company may designate in the Pricing Supplement that the Notes will be issued in certificated registered form, without coupons ("Certificated Registered Notes"). Without charge (i) Certificated Registered Notes may be exchanged, upon presentation and surrender at a designated office or agency of the Trustee in New York, New York, for Certificated Registered Notes of other authorized denominations; and (ii) any Certificated Registered Note may be transferred by the registered holder, or by its attorney-in-fact duly authorized in writing, at such office or agency upon presentation and surrender of such Note for cancellation, and upon any such transfer a new Certificated Registered Note or Notes, of authorized denominations, in the same aggregate principal amount, subject to the same terms and conditions will be issued to the transferee. Transfers or exchanges of Certificated Registered Notes may not be effected during the 15-day period preceding the mailing of a notice of redemption.

AMORTIZING NOTES

  The Company may from time to time offer Notes for which payments of principal and interest are made in equal installments over the life of such Notes ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

                              TAX CONSIDERATIONS

  The following is a summary of the principal United States federal income tax consequences of ownership of Notes. In general, it deals only with Notes held as capital assets by initial purchasers who are the beneficial owners thereof ("Holders") and does not consider all aspects of United States federal income taxation that may be relevant to prospective purchasers of Notes. This summary does not address the federal income tax consequences to special classes of purchasers, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons holding Notes as a hedge against currency risks or as part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

  Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.

UNITED STATES HOLDERS

Payments of Interest

  Interest on a Note, other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount--General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. As used herein, the term "United States Holder" means a Holder of a Note who or that is for United States federal income tax purposes either (i) a citizen or resident of the United States,
(ii) a corporation or partnership (or other entity treated as a corporation or partnership) created or organized in the United States or organized under the laws of the United States or of any State thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust described in Section 7701(a)(30) of the Code (taking into account changes thereto and associated effective dates, elections and transition rules). The term "United States Holder" also includes certain former citizens and residents of the United States whose income and gain on the Notes will be subject to United States taxation. As used herein, the term "Foreign Holder" means a Holder of a Note who or that is not a United States Holder.

Original Issue Discount

  General. A Note, other than a Note with a term of one year or less (a "Short-Term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue Discount Variable Rate Notes") are described below under "Original Issue Discount--Variable Rate Notes."

  In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. In the case of a Note that provides for payment of any amount other than qualified stated interest before maturity, e.g., an Amortizing Note, the weighted average maturity of the Note is substituted for the complete years to maturity in the calculation. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

  United States Holders of Discount Notes having a maturity of more than one year from their date of issue must generally include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of
(a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths of each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between
(x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

  Acquisition Premium. A United States Holder that purchases a Discount Note for an amount less than or equal to the Note's remaining stated redemption price at maturity, but in excess of its adjusted issue price (as determined above under "Original Issue Discount--General") (any such excess being "acquisition premium"), and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount," shall reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

  Market Discount. A Note, other than a Short-Term Note, will be treated as purchased at a market discount (a "Market Discount Note") if the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price," exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

  Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Also, any partial principal payment on a Market Discount Note (e.g., on an Amortizing Note which is a Market Discount Note) is includable in gross income as ordinary income to the extent such payment does not exceed the accrued market discount on such Note. In the case of any disposition of or subsequent partial principal payment on such Note, the amount of accrued market discount is reduced by the amount of the previous partial principal payment or payments included in gross income as ordinary income. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "Service").

  Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

  Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) such payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

  Notes Subject to Contingencies Including Optional Redemption. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.

  Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then
(i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

  If a remote contingency actually occurs or does not occur contrary to an assumption made according to the above rules or if an incidental contingency becomes sufficiently fixed in amount or timing (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

  Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount--General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

  In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service (the "Service"). If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

  If the election to apply the constant-yield method to all interest on a Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount--Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

  Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (a) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (b) 15 percent of the total noncontingent principal payments, and
(ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (A) one or more "qualified floating rates," (B) a single fixed rate and one or more qualified floating rates, (C) a single objective rate or (D) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

  A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

  A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the
Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

  An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

  If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes and CMT Rate Notes will generally be treated as Variable Rate Notes.

  In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

  If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

  If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

  Short-Term Notes. In general, an individual or other cash basis United States Holder of a Short-Term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain passthrough entities and cash basis United States Holders who so elect, are required to accrue OID on Short-Term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on Short-Term Notes will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

  For purposes of determining the amount of OID subject to these rules, all interest payments on a Short-Term Note, including stated interest, are included in the Short-Term Note's stated redemption price at maturity.

  Notes Purchased at a Premium. A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount-- Election to Treat All Interest as Original Issue Discount."

  Purchase, Sale and Retirement of the Notes. A United States Holder's tax basis in a Note will generally be its cost, increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note.

  A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. Except to the extent described above under "Original Issue Discount--Short-Term Notes" or "Original Issue Discount-- Market Discount," gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and, pursuant to changes in the taxation of capital gains recently enacted in the Taxpayer Relief Act of 1997, will be, in the case of individuals, long-term capital gain or loss subject to a maximum tax rate of 20% (10% for taxpayers in the 15% regular tax bracket) if the Note was held for more than eighteen months. In the case of an individual Holder whose holding period for a Note is more than one year but not more than 18 months, the maximum federal income tax rate is 28%. The short-term capital gains of an individual Holder whose holding period for a
Note is one year or less may be taxed at ordinary income tax rates.

  The Tax Technical Corrections Bill of 1997 (the "Corrections Bill"), as currently proposed, would make various technical corrections to the computation of a non-corporate Holder's capital gains. The Corrections Bill would require non-corporate Holders to net capital gains and losses within rate gain baskets. Thus, capital gains and losses subject to the 28% and 20% capital gains rates would be separately netted. A net short-term capital loss for a tax year and any long-term capital loss carryover would be included in the 28% rate gain basket. This would allow these capital losses to offset gain taxed at the 28% rate before offsetting gain taxed at lower rates. Also, the Service in Notice 97-59, 1997-45 I.R.B. 1, recently indicated that in its view, capital gain provisions similar to those contained in the Corrections Bill described above may be applied currently in respect of the new capital gain rules enacted by the Taxpayer Relief Act of 1997. Each Holder of Notes should consult such Holder's own tax advisor regarding the tax consequences to such Holder of the Corrections Bill and Notice 97-59.

  Indexed Notes. The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes, payments on which are determined by reference to any index, and other Notes that are subject to the general rules governing contingent payment obligations.

FOREIGN HOLDERS

  This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

  Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

    (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a Foreign Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) such Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) such Foreign Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnished the payor with a copy thereof;

    (ii) a Foreign Holder of a Note will generally not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note, unless (a) such gain is effectively connected with the conduct of a U.S. trade or business or, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, attributable to a U.S. permanent establishment; or (b) subject to certain exceptions, the Foreign Holder is an individual who holds the Notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; and

    (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

  Recently issued Treasury regulations (the "New Withholding Regulations") with respect to withholding and backup withholding generally will be effective with respect to payments after December 31, 1998 regardless of the issue date of the instrument with respect to which such payments are made. The New Withholding Regulations generally will not affect the certification rules described in clause (i)(c) above, but will provide alternative methods for satisfying such requirements. The New Withholding Regulations also will require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Each Holder of Notes should consult such Holder's own tax advisor regarding the tax consequences to such Holder of the New Withholding Regulations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

United States Holders

  In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Foreign Holders

  Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a Foreign Holder on a Note; provided the certification described in clause
(i)(c) under "Foreign Holders" above is received and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes.

  If payments on a Note are made to or through a foreign office of a custodian, nominee, broker or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding or information reporting to such payments made to such beneficial owner. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Under the New Withholding Regulations, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

  Payments of the proceeds from the sale by a Foreign Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will apply to such payments, unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payments of the proceeds from the sale of a Note to or through the United

States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies under penalties of perjury that it is not a United States Holder or otherwise establishes an exemption from information reporting and backup withholding provided that the broker does not have actual knowledge that the holder is a United States Holder or that the conditions of any other exemption are not, in fact, satisfied. The recently issued New Withholding Regulations substantially revise the procedures that withholding agents and payees must follow to comply with, or establish an exemption from, these information reporting and backup withholding provisions for payments of income after December 31, 1998. Each Holder of Notes should consult such Holder's own tax advisor regarding the tax consequences to such Holder of the New Withholding Regulations.

  Amounts withheld under the backup withholding rules from a payment to a Holder will be creditable against the Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Distribution Agreement, dated December 8, 1997 (the "Distribution Agreement"), the Notes will be offered from time to time by the Company through J.P. Morgan, Chase Securities and Citicorp, who have each agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents will have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as a whole or in part. The Company will pay each Agent a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through such Agent.

  The Company may also sell Notes to any Agent as principal for its own account at a discount to be agreed upon at the time of sale, or the purchasing Agent may receive from the Company a commission or discount equivalent to the commission or discount it would have received had it been acting as an agent in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agent or, if so agreed, at a fixed public offering price. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  During and after the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify each of the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse each of the Agents for certain expenses.

  The Agents may sell to or through dealers who may resell to Investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

  The Agents and their affiliates may engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business. Affiliates of J.P. Morgan, Chase Securities and Citicorp are lenders under the Company's revolving credit facility and, to the extent the proceeds hereof are used to repay borrowings under the revolving credit facility, may receive a portion of such proceeds. See "Use of Proceeds."

  It is possible that 10% or more of the net proceeds of an offering of Notes covered by a Pricing Supplement will be applied to repayment of a loan or loans made to the Company by Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, The Chase Manhattan Bank, an affiliate of Chase Securities, and/or Citibank, N.A., an affiliate of Citicorp. Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to a participating underwriter or any of its affiliates. Therefore, any such offering will be conducted pursuant to Rule 2710(c)(8) of the NASD Conduct Rules which establish certain procedural safeguards in connection with offerings in such circumstances in which NASD member firms intend to participate and where more than 10% of the offering proceeds are to be paid to them or their affiliates.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

PROSPECTUS

                                 $700,000,000

                            CASE CREDIT CORPORATION

                                DEBT SECURITIES

                               ----------------

  Case Credit Corporation, a Delaware corporation ("Case Credit" or the "Company"), intends from time to time to issue its unsecured debt securities (the "Securities") from which the Company will receive up to an aggregate amount of $700,000,000 in proceeds (or its equivalent in foreign currencies or currency units). The Securities will be offered for sale in amounts, at prices and on terms to be determined when an agreement to sell is made or at the time of sale, as the case may be. The Securities may be sold for U.S. dollars, foreign denominated currency or European Currency Units ("ECUs"), and principal of and any interest on the Securities may likewise be payable in U.S. dollars, foreign denominated currency or ECUs. For each issue of Securities in respect of which this Prospectus is being delivered (the "Offered Securities") there is an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the title, designation, aggregate principal amount, designated currency or currency units, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, maturity, priority, premium, if any, authorized denominations, initial price, any redemption or prepayment rights at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price, the form of the Securities (which may be in registered or permanent global form) and other special terms of the Offered Securities, together with the terms of the offering of the Offered Securities and the net proceeds to the Company from the sale thereof.

  The Securities will be sold directly, through agents designated from time to time, through underwriters or dealers, or through a combination of those methods of sale. If any agents of the Company or any underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions and discounts are set forth in the Prospectus Supplement with respect to such Offered Securities.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS OCTOBER 16, 1997.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Case Credit is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Although Case Credit may take action to suspend its obligation to file such reports and other information with the Commission if any Offered Securities are held of record by fewer than 300 holders at the beginning of any fiscal year beginning January 1, 1998, and subject to satisfaction of certain other conditions, Case Credit has agreed in the Indenture not to take any such action so long as any Securities are outstanding. Such reports and other information filed by the Company can be inspected and copied at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the World Wide Web located at http://www.sec.gov.

  This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Securities.

  The Company is not required, nor does it intend, to provide annual or other reports to holders of the Securities. However, the Company's Annual Report on Form 10-K will be available to such holders upon request. See "Documents Incorporated by Reference."

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

    (2) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, and June 30, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, upon the written or oral request by any person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Kevin
J. Hallagan, Vice President and Secretary, Case Credit Corporation, 700 State Street, Racine, Wisconsin 53404 (telephone (414) 636-6011).

  This Prospectus and the accompanying Prospectus Supplement include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus and the Prospectus Supplement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such items as business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success as well as other statements which include words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including, among others, any special considerations included or incorporated by reference in this Prospectus and any Prospectus Supplement; general economic, market or business conditions; conditions in and policies of the agricultural, construction, housing and credit industries; risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws or policies of the United States and other countries; changes in governmental laws and regulations affecting lending, borrowing, taxes and other matters impacting the Company; the potential impacts of increased competition in the markets the Company operates within; risk factors reported from time to time in the reports filed by the Company with the Commission and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus and any Prospectus Supplement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

                                  THE COMPANY

  Case Credit is a wholly owned finance subsidiary of Case Corporation ("Case"). Case Credit and its wholly owned operating subsidiaries, Case Credit Ltd. (Canada) and Case Credit Australia Pty Ltd, provide and administer financing for the retail purchase or lease of new and used Case agricultural and construction equipment and other new and used agricultural and construction equipment. Case Credit offers various types of retail financing to end-use customers to facilitate the sale or lease of Case products in the United States, Canada and Australia. The Company's business principally involves purchasing retail installment sales contracts from Case dealers. In addition, the Company facilitates and finances the sale of insurance products to retail customers, provides financing for Case dealers and rental equipment yards, and provides other retail financing programs (including, in the United States, Case Credit's private-label credit card used by customers to purchase parts and service from Case dealers) for end-use customers in the United States and Canada. Case Credit also provides various financing options to dealers for a variety of purposes, including real estate acquisitions, construction and remodeling, business acquisitions, dealer systems, service and maintenance equipment, inventory and working capital.

  The Company's business is highly dependent on the ability of Case and its dealers to generate sales and leasing activity, the willingness of customers to enter into financing transactions with the Company and the availability of funds to the Company to finance such transactions. The ability of Case and its dealers to sell agricultural and construction equipment and thereby generate retail receivables is affected by numerous factors, including the general level of activity in the agricultural and construction industries, the rate of U.S. agricultural production and demand, weather conditions, commodity prices, consumer confidence, government subsidies for the agricultural sector, prevailing levels of construction (especially housing starts), and levels of total industry capacity and equipment inventory. In addition, the Company's business is affected by changes in market interest rates, which in turn are related to general economic conditions, demand for credit, inflation, governmental policies and other factors.

  The Company presently obtains funding for operations primarily from banks, the issuance of public debt, advances and equity capital from Case, earnings retained in the business, and the issuance of securities in asset-backed securitization ("ABS") transactions. Over the last several years, the Company has sold substantial amounts of retail receivables in ABS transactions that typically involve the sale of a pool of retail installment sales contracts to limited-purpose business trusts or similar securitization entities. The Company remains as servicer to such receivables, for which it is typically paid a servicing fee.

  The Company is also exploring expanding its financing business by providing retail and dealer financing in new geographic regions and for a broader range of equipment and by offering new financing products to Case dealers, end-use customers and to others. In 1997, as its asset portfolio has grown, Case Credit has shifted its asset-management strategy to retain a larger percentage of assets on balance sheet, as opposed to selling the substantial portion of such assets in ABS transactions.

  The Company was incorporated in Delaware on January 26, 1993. The principal executive offices of the Company are located at 700 State Street, Racine, Wisconsin, 53404, and its telephone number is (414) 636-6011.

                               CASE CORPORATION

  Case is a leading worldwide designer, manufacturer, marketer and distributor of farm equipment and light- and medium-sized construction equipment. Case's market position is particularly significant in several product categories, including loader/backhoes, skid steer loaders, large, high-horsepower farm tractors and self-propelled combines.

  Case also manufactures and distributes replacement parts for various models of its farm and construction equipment, many of which are proprietary, to support products it has sold. Case distributes these parts to dealers and distributors through a network of parts depots throughout the world.

                      RELATIONSHIP WITH CASE CORPORATION

  Case provides the Company with certain operational and financial support which is integral to the conduct of the Company's business. The following is a description of the support agreement between the Company and Case. Certain other operational and financial support provided to the Company by Case is described in certain of the reports filed by the Company with the Commission pursuant to the Exchange Act.

  The Company and Case have entered into a support agreement (the "Support Agreement") which provides, among other things, that Case will remain, directly or indirectly, the sole owner of all of the voting stock of the

Company, and will make quarterly payments to the Company to the extent necessary to ensure that the Company's consolidated pre-tax earnings (as defined) available for fixed charges equal at least 1.10 times its fixed charges (as defined) in all periods composed of four consecutive fiscal quarters. The Support Agreement provides that Case is not directly or indirectly guaranteeing any indebtedness, liability or obligation of the Company. The Support Agreement may be modified or amended by the parties thereto or terminated by either party upon 30 days' prior written notice to the other party, with copies of any such amendment or notice being sent to Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Group ("S&P") and any other nationally recognized statistical rating organizations then rating Case Credit debt, if (i) Moody's and S&P confirm in writing that their ratings on Case Credit debt then rated or capable of being rated by them would not be downgraded or withdrawn as a result of such modification, amendment or termination, or (ii) the modification, amendment or notice of termination provides that the Support Agreement will continue in effect with respect to debt of Case Credit outstanding on the effective date of the modification, amendment or termination, or (iii) the holders of at least a majority of the aggregate unpaid principal amount of all outstanding debt of Case Credit with an original maturity in excess of 270 days consent in writing, so long as the holders of debt of Case Credit having an original maturity of 270 days or less shall continue to have the benefit of the Support Agreement until the maturity of such debt. For purposes of the Support Agreement, no portion of any debt is considered to be "outstanding" if such debt is deemed to be discharged and not outstanding in accordance with the indenture or other governing instrument defining the rights of the holders of such debt.

  The calculation of pre-tax earnings available for fixed charges under the Support Agreement differs from the calculation of the ratio of earnings to fixed charges in accordance with the rules and regulations of the Commission. Under the Support Agreement all cash extraordinary non-recurring items of income or expense (other than cash debt defeasance costs) are included whereas under the Commission's rules and regulations such items are excluded.

                                USE OF PROCEEDS

  Except as otherwise set forth in the Prospectus Supplement relating to the Offered Securities, the net proceeds to be received by the Company from the sale of the Securities will be used to fund the Company's finance programs (including, without limitation, retail finance programs offered by Case Credit to end-use customers and dealer rental equipment finance programs offered by the Company) and for other corporate purposes, including the repayment of indebtedness. Pending such use, the net proceeds may be temporarily invested in short-term instruments.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for Case Credit is set forth below for the periods indicated.

           SIX MONTHS                YEAR ENDED DECEMBER 31,
         ENDED JUNE 30,      ----------------------------------------------------------------
              1997           1996          1995          1994          1993          1992
         --------------      ----          ----          ----          ----          ----
              2.30x          2.80x         4.34x         2.57x         1.82x         1.62x

  For the computation of the ratio of earnings to fixed charges, "earnings" has been calculated by adding income (loss) before taxes, cumulative effect of changes in accounting principles and extraordinary loss, interest expense, fixed charges of unconsolidated subsidiaries, the portion of rentals representative of an interest factor and amortization of capitalized debt expense. Fixed charges consist of interest expense, fixed charges of unconsolidated subsidiaries, the portion of rentals representative of an interest factor and amortization of capitalized debt expense.

  The calculation of pre-tax earnings available for fixed charges under the Support Agreement differs from the calculation of the ratio of earnings to fixed charges in accordance with the rules and regulations of the

Commission as set forth above. Under the Support Agreement, all cash extraordinary non-recurring items of income or expense (other than cash debt defeasance costs) are included, whereas under the Commission's rules and regulations, such items are excluded.

                           DESCRIPTION OF SECURITIES

  The Securities are to be issued under an Indenture (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference. As used in this section or in any description of the Indenture, references to "Case Credit" or "the Company" refer to Case Credit Corporation and not its subsidiaries.

  The following sets forth certain general terms and provisions of the Securities offered hereby. The particular terms of the Securities offered by any Prospectus Supplement (the "Offered Securities") will be described in the Prospectus Supplement relating to such Offered Securities (the "Applicable Prospectus Supplement").

GENERAL

  The Indenture does not limit the amount of Securities that may be issued thereunder and Securities may be issued thereunder from time to time in one or more series. The Securities will be unsecured obligations of the Company and will rank equally and ratably with other unsecured obligations of the Company.

  Unless otherwise indicated in the Applicable Prospectus Supplement, principal, premium, if any, and interest on the Securities will be payable, and the transfer of Securities will be registrable, at the office or agency to be maintained by the Company in New York, New York, and at any other office or agency maintained by the Company for such purpose. The Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

  The Applicable Prospectus Supplement will describe the following terms of the Offered Securities: (i) the title of the Offered Securities; (ii) any limit on the aggregate principal amount of the Offered Securities; (iii) the Person to whom any interest on the Offered Securities shall be payable, if other than the person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (iv) the date or dates on which the principal of the Offered Securities is payable; (v) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date; (vi) the place or places where the principal of and any premium and interest on the Offered Securities will be payable; (vii) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Securities shall be issuable; (x) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Securities will be payable if other than the currency of the United States of America; (xi) if the amount of payments of principal of or any premium or interest on any Offered Securities may be determined with reference to an index or formula, the manner in which such amounts will be determined; (xii) if the principal of or any premium or interest on any Offered Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Offered Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiii) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance;" (xiv) whether the Offered Securities will be issuable, in whole or in part, in the form of one or more Book-Entry Securities as described under "Book-Entry Securities," and, in such case, the depository appointed by the Company with respect to the Offered Securities and the circumstances under which the Book-Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the Depository or its nominee; (xv) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which will be payable upon declaration of acceleration of the Maturity thereof; and (xvi) any other terms of the Offered Securities.

  The Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to Original Issue Discount Securities and any Securities treated as having been issued with original issue discount for Federal income tax purposes will be described in the Applicable Prospectus Supplement. "Original Issue Discount Securities" means any Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture does not contain covenants or other provisions designed to afford holders of the Securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. See "Relationship With Case Corporation" concerning Case's obligation to retain ownership of all of the voting stock of the Company and Case's obligation to make support payments to the Company under certain circumstances.

BOOK-ENTRY SECURITIES

  Unless otherwise provided in the Prospectus Supplement, the Securities will be represented by one or more certificates (the "Global Securities"). The Global Security representing Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depository") and registered in the name of the Depository or its nominee. Unless otherwise provided in the Prospectus Supplement, Securities will not be issued in definitive form. If the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct

Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

  Upon the issuance by the Company of Securities represented by a Global Security, purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

  So long as the Depository for the Global Security, or its nominee, is the registered owner of the Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Securities represented by the Global Security will not be entitled to have Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  To facilitate subsequent transfers, all Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments of principal, of premium, if any, and interest on the Securities represented by the Global Security registered in the name of DTC or its nominee will be made by the Company through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to DTC or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company has been advised that DTC, upon receipt of any payment of principal, premium, if any, and interest in respect of a Global Security, will credit Direct Participant's accounts payable date in accordance with their respective holdings shown on DTC's record unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Securities represented by such Global Security.

  The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTAIN COVENANTS OF THE COMPANY

  Limitations on Secured Funded Debt. The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Funded Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Funded Debt that the Outstanding Securities (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Outstanding Securities) will be secured equally and ratably with (or prior to) such Secured Funded Debt, so long as such Secured Funded Debt will be secured by a Lien, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Funded Debt of the Company and Restricted Subsidiaries would not exceed an amount equal to the sum of (i) $20 million and (ii) 15% of Consolidated Net Tangible Assets.

  The limitation on Secured Funded Debt will not apply to, and there will be excluded from Secured Funded Debt in any computation under such restriction, Funded Debt secured by: (i) Liens on real or physical property of any corporation existing at the time such corporation becomes a Subsidiary; (ii) Liens on real or physical property existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary; (iii) Liens on real or physical property thereafter acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof; (iv) Liens in favor of the Company or any Restricted Subsidiary; (v) Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute; (vi) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code; (vii) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business; (viii) Liens incurred (no matter when created) in connection with the Company's or a Restricted Subsidiary's engaging in leveraged or single-investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Company or such Restricted Subsidiary; (ix) Liens under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety, replevin and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries; (x) Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any real or physical property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair; (xi) Liens incurred (no matter when created) in connection with a Securitization Transaction; (xii) Liens on property (or any Receivable arising in connection with the lease thereof) acquired by the Company or a Restricted Subsidiary through repossession, foreclosure or like proceeding and existing at the time of the repossession, foreclosure, or like proceeding; (xiii) Liens on deposits of the Company or a Restricted Security with banks (in the aggregate, not exceeding $50 million), in accordance with customary banking practice, in connection with the providing by the Company or a Restricted Subsidiary of financial accommodations to any Person in the ordinary course of business; (xiv) Liens outstanding on the date of the Indenture; or (xv) any extension, renewal, refunding or replacement of the foregoing.

  "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Company and Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) applicable reserves, (iii) investments in and advances to Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries that are consolidated on the consolidated balance sheet of the Company and its Subsidiaries, and (iv) Intangible Assets and liabilities relating thereto.

  "Funded Debt" means (i) any indebtedness of the Company or a Restricted Subsidiary maturing more than 12 months after the time of computation thereof,
(ii) guarantees by the Company or a Restricted Subsidiary of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary all preferred stock of such Restricted Subsidiary, and (iv) all Capital Lease Obligations (as defined in the Indenture) of the Company or a Restricted Subsidiary.

  "Indebtedness" means, at any date, without duplication, (i) all obligations for borrowed money of the Company or a Restricted Subsidiary or any other indebtedness of the Company or a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments, and (ii) Funded Debt, except such obligations and other indebtedness of the Company or a Restricted Subsidiary of the Company and Funded Debt, if any, incurred as a part of a Securitization Transaction.

  "Intangible Assets" means, at any date, the value (net of any applicable reserves) as shown on or reflected in the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

  "Liens" means pledges, mortgages, security interests and other liens, including purchase money liens, on any property of the Company or any Restricted Subsidiary which secure Secured Funded Debt.

  "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising, either directly or indirectly, from the financing by the Company or any Subsidiary of the Company of property or services, monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

  "Restricted Subsidiary" means each Subsidiary of the Company other than Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries.

  "Secured Funded Debt" means Funded Debt of the Company which is secured by any pledge, mortgage, security interest or other lien on any property (whether owned on the date of the Indenture or thereafter created) of the Company or of a Restricted Subsidiary.

  "Securitization Subsidiary" means a Subsidiary of the Company (i) which is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (ii) as to which no portion of the indebtedness or any other obligations of which (a) is guaranteed by the Company or any Restricted Subsidiary, or (b) subjects any property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and inter-company notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

  "Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Subsidiary or (ii) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets which are sold or in respect of which security interests are granted in connection with securitization transactions involving such assets.

  "Subsidiary" means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by the Company or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries.

EVENTS OF DEFAULT

  Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series: (i) failure to pay any interest on any Security of that series when due, continued for 30 days; (ii) failure to pay principal of or any premium on any Security of that series when due; (iii) failure to deposit any sinking fund or other payment, when due, in respect of any Security of that series; (iv) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities thereunder other than that series) continued for 60 days after written notice as provided in the Indenture; (v) certain events in bankruptcy, insolvency or reorganization of the Company; (vi) a default or defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or a Restricted Subsidiary (including the Indenture), whether such Indebtedness exists at the date of the Indenture or shall thereafter be created, which default or defaults shall have resulted in such Indebtedness, in an aggregate principal amount exceeding $60 million, individually or in the aggregate, having been declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, or there having been deposited in trust a sum of money sufficient to discharge in full such Indebtedness, within a period of 30 days after there shall have been given, by registered mail, to the Company by the Trustee or to the Company and the Trustee by the Holder or Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series a written notice specifying such default and requiring the Company to cause such Indebtedness to be discharged, cause to be deposited in trust a sum sufficient to discharge in full such Indebtedness or cause such acceleration to be rescinded or annulled; or (vii) any other Event of Default provided with respect to Securities of that series.

  If any Event of Default with respect to the Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration.

  Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series.

  No Holder of any series of Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Security for enforcement of payment of the principal of and premium, if any, or interest on such Security on or after the respective due dates expressed in such Security.

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than the majority in aggregate principal amount of the Outstanding Securities of each series issued under the Indenture and affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of all Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Security (including, in the case of an Original Issue Discount Security, the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Security; (iv) impair the right to institute suit for the enforcement of any payment on any Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

  The Holders of at least a majority in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest and in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected thereby.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person and may not permit any Person to merge into or consolidate with the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) any successor or purchaser is a corporation, partnership, or trust organized and validly existing under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on Outstanding Securities under a supplemental indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a mortgage not permitted by the Indenture, the Company or such successor Person, as the case may be, takes such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and
(iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions.

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that, if such provision is made applicable to the Securities of any series pursuant to Section 3.1 of the Indenture, the Company, at the Company's option, (i) will be discharged from any and all obligations in respect of the Securities of any series (except for certain obligations to register the transfer of or exchange of Securities of such series, replace stolen, lost or mutilated Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain restrictive covenants of the Indenture, including those described under "Certain Covenants of the Company," and the occurrence of an event described in clause (iv) under "Events of Default" shall no longer be an Event of Default, in each case, if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, premium if any, and interest on the Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Securities of such series. Such a trust may be established only if, among other things, (a) no Event of Default or event which, with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit or on such later date specified in the Indenture in the case of certain events in bankruptcy, insolvency or reorganization of the Company, (b) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company, (c) such defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (d) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred, which Opinion of Counsel, in the case of clause (i) above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to the Company, or otherwise a change in applicable federal income tax law occurring after the date of the Indenture. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Securities of any series as described under clause (ii) above and the Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

CONCERNING THE TRUSTEE

  The Bank of New York is Trustee under the Indenture. The Trustee performs services for the Company and Case in the ordinary course of business and is a lender bank under certain of the Company's credit facilities and Case's credit facilities. The Trustee is also trustee under an indenture, dated as of February 1, 1996, between the Company, Case and the Trustee, as trustee. The Company has issued $200,000,000 aggregate principal amount of its 6 1/8% Notes due February 15, 2003, under such indenture.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities being offered hereby through agents, through underwriters and through dealers, and Securities may be sold to other purchasers directly or through agents or through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Applicable Prospectus Supplement. Agents may be entitled under agreements that may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such agents or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company and/or Case in the ordinary course of business. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

  If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Applicable Prospectus Supplement that will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled under the relevant underwriting agreement to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such underwriters or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company and/or Case in the ordinary course of business.

  If dealers are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealers as principal. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such dealers or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company and/or Case in the ordinary course of business.

  Unless otherwise indicated in the Applicable Prospectus Supplement, Securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in Securities. The Company cannot predict the activity or liquidity of any trading in the Securities.

  If so indicated in an Applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

                                 LEGAL MATTERS

  Unless otherwise indicated in a supplement to this Prospectus, certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Richard S. Brennan, General Counsel and Secretary of Case, and by Mayer, Brown & Platt, Chicago, Illinois. In addition to his positions at Case, Mr. Brennan is also a partner at Mayer, Brown & Platt. The Company has been advised by Mr. Brennan that, at October 15, 1997, he beneficially owned 5,000 shares of common stock of Case and had options to purchase 28,000 shares of common stock of Case. Unless otherwise indicated in a supplement to this Prospectus, the legality of the Securities offered hereby will be passed upon for the underwriters, dealers and agents, if any, by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

  The audited financial statements and schedules included or incorporated by reference in this Prospectus and the Prospectus Supplement and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.